Exhibit 11

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                             Life USA HOLDING, INC.
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                    Three months ended September 30,   Nine months ended September 30,
                                                    --------------------------------   -------------------------------
                                                               1998             1997             1998             1997
                                                       ------------     ------------     ------------     ------------
BASIC

Weighted-average shares outstanding                      25,841,369       21,866,505       25,854,890       21,590,961
                                                       ============     ============     ============     ============

Net income                                             $      5,168     $      9,628     $     16,751     $     20,104
                                                       ============     ============     ============     ============

Per common share amount                                $        .20     $        .44     $        .65     $        .93
                                                       ============     ============     ============     ============

DILUTED

Average shares outstanding and to be issued              25,865,990       21,910,297       25,863,097       21,612,947

Net effect of dilutive stock options and warrants,
   having exercise prices of the average market
   price of the common stock using the treasury
   stock method                                             481,923        1,309,738          869,898          681,604

Shares assuming conversion of convertible
 subordinated debentures                                         --        2,423,125               --        2,423,125
                                                       ------------     ------------     ------------     ------------

Adjusted weighted-average shares                         26,347,913       25,643,160       26,732,995       24,717,676
                                                       ============     ============     ============     ============

Net income                                             $      5,168     $      9,628     $     16,751     $     20,104

Add convertible subordinated debenture interest,
   net of federal income tax effect                    $         --     $        218     $         85     $        653
                                                       ------------     ------------     ------------     ------------

Adjusted net income                                    $      5,168     $      9,846     $     16,836     $     20,757
                                                       ============     ============     ============     ============

Per common share amount                                $        .20     $        .38     $        .63     $        .84
                                                       ============     ============     ============     ============